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                                                                  EXHIBIT 10.22A



                                FORM OF AGREEMENT


         On this ___ day of January, 1998, Orange and Rockland Utilities, Inc. (hereinafter the "Company") and ___________ (hereinafter the "Executive") enter into this Agreement.

         WHEREAS, the Executive and the Company are parties to an agreement dated __________, 1997 (the "Severance Agreement") which provides the Executive with certain protective measures in the event the Executive's employment is terminated following a Change in Control, as defined in the Severance Agreement; and

         WHEREAS, paragraph "2" of the Severance Agreement presently provides:

                           2.   Term.

                           This Agreement shall be effective as of the date
                  above written and shall continue thereafter for a period of 24 full calendar months following the date of an occurrence of a Change in Control.; and

         WHEREAS, this language in the Severance Agreement fails to account for the possibility that a Change in Control may take more than 24 months to consummate, which, if the Executive's employment terminates subsequent to such 24 month period, would vitiate the rights of the Executive under the Severance Agreement, a contingency that was not contemplated by the parties when they originally executed the Severance Agreement;

         WHEREAS, the parties now wish to amend the Severance Agreement to account for the aforementioned contingency.

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1. Paragraph "2" of the Severance Agreement shall be amended to read as follows:

                  2.  Term of Agreement.
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         This Agreement shall commence on the date hereof and shall continue in effect for a period of twenty-four (24) months following the date of an occurrence of a Change in Control (or, if later, twenty-four (24) months following the date of the consummation of the transaction the approval of which by the Company's shareholders constitutes a Change in Control under subsection
(iii) or (iv) of the definition of "Change in Control," above) (hereinafter the "Term of this Agreement").

         2. Paragraph "3(a)" of the Severance Agreement shall be amended to read as follows:

         3. Severance Benefit.

         a. In the event of any termination of the Employee's employment hereunder at any time during the Term of this Agreement (x) by the Employee for Good Reason, or (y) by the Company for any reason other than Cause, then, within 5 business days after any such termination, the Company shall pay to the Employee or the estate of the Employee as severance pay, a lump sum cash amount equal to three times the Employee's "base amount" as defined and determined under section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), less one dollar ("2.99 times the base amount").


         3. Except as provided above, nothing in this Agreement is intended, nor shall this Agreement be construed, to in any other way amend the Severance Agreement.


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             [Executive]                            H. Kent Vanderhoef
                                              Chairman, Board of Directors